Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Irving, TX - October 27, 2016 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and year ended August 31, 2016. For the fiscal year ended August 31, 2016, earnings from continuing operations were $72.5 million, or $0.62 per diluted share, on net sales of $4.6 billion. This compares to earnings from continuing operations of $99.1 million, or $0.84 per diluted share, on net sales of $6.0 billion for the fiscal year ended August 31, 2015. For the three months ended August 31, 2016, earnings from continuing operations were $1.0 million, or $0.01 per diluted share, on net sales of $1.2 billion compared to $12.2 million, or $0.11 per diluted share, on net sales of $1.4 billion for the three months ended August 31, 2015. Included in earnings from continuing operations were after-tax impairment charges on long-lived assets of $24.3 million in fiscal year 2016 and goodwill impairment charges of $4.6 million in fiscal year 2015.

Adjusted operating profit from continuing operations was $2.1 million for the fourth quarter of fiscal 2016, compared to $38.2 million for the fourth quarter of fiscal 2015. Adjusted EBITDA from continuing operations was $73.1 million for the fourth quarter of fiscal 2016, compared to $80.5 million for the fourth quarter of fiscal 2015.

During the fiscal year ended August 31, 2016, cash and cash equivalents increased approximately $32.2 million to end the year at $517.5 million. Including cash and available credit facilities, liquidity was approximately $1.1 billion at August 31, 2016.

Joe Alvarado, Chairman of the Board, President and CEO, commented, "Despite continued margin pressure from imports both in the U.S. and Poland, we achieved many financial and operational successes during our 2016 fiscal year. In particular, our Americas Fabrication segment posted its highest fiscal year adjusted operating profit since 2008 and our International Mill segment had its most profitable fourth quarter since fiscal 2008. With $586.9 million in operating cash flow for the fiscal year, the highest since fiscal 2009, and an organization dedicated to focused execution, we are poised to face ongoing market challenges as we enter fiscal 2017."

On October 25, 2016, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock for stockholders of record on November 9, 2016. The dividend will be paid on November 23, 2016.

(CMC Year End 2016 - Page 2)

Business Segments - Fiscal Fourth Quarter 2016 Review
Our Americas Recycling segment recorded adjusted operating loss of $45.1 million for the fourth quarter of fiscal 2016, compared to adjusted operating loss of $13.9 million for the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2016 loss was largely due to the $38.9 million pre-tax impairment charge related to long-lived assets in our Americas Recycling segment. In the fourth quarter of fiscal 2015, we recorded a $7.3 million pre-tax goodwill impairment charge upon completion of our annual goodwill impairment assessment. Ferrous shipments increased 2% while the average ferrous metal margin decreased 5%, in each case compared to the fourth quarter of the prior fiscal year. Nonferrous shipments decreased 6% while the average nonferrous metal margin improved 11%, in each case compared to the fourth quarter of the prior fiscal year.

Our Americas Mills segment recorded adjusted operating profit of $45.0 million for the fourth quarter of fiscal 2016, compared to adjusted operating profit of $60.1 million for the fourth quarter of fiscal 2015. The decrease in adjusted operating profit for the fourth quarter of fiscal 2016 was due to a 4% decrease in total shipments and a 15% decrease in average metal margin compared to the fourth quarter of fiscal 2015. The decrease in total shipments was driven by a 33,000 ton decrease in shipments of our higher margin finished products, including reinforcement bar ("rebar") and merchants, partially offset by a 6,000 ton increase in shipments of billets, in each case compared to the fourth quarter of fiscal 2015.

Our Americas Fabrication segment recorded adjusted operating profit of $9.6 million for the fourth quarter of fiscal 2016, compared to adjusted operating profit of $18.7 million for the fourth quarter of fiscal 2015. The decrease in adjusted operating profit for the fourth quarter of fiscal 2016 was due to a 4% decrease in total shipments and a 9% decrease in the average composite metal margin, in each case compared to the fourth quarter of fiscal 2015. The margin compression was caused by selling prices falling to a greater degree than material costs.

Our International Mill segment recorded adjusted operating profit of $18.7 million for the fourth quarter of fiscal 2016, compared to adjusted operating profit of $6.4 million in the prior year's fourth quarter. The current quarter's adjusted operating profit was the highest fourth quarter since fiscal 2008 and represented a $13.2 million increase over third quarter fiscal 2016. During the fourth quarter of fiscal 2016, total shipments increased 4% compared to the fourth quarter of the prior fiscal year, coupled with a 3% increase in average metal margin.

(CMC Year End 2016 - Page 3)

Our International Marketing and Distribution segment recorded adjusted operating loss of $3.5 million for the fourth quarter of fiscal 2016, compared to adjusted operating loss of $14.3 million in the prior year's fourth quarter. The $10.8 million decline in adjusted operating loss in the fourth quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015 was the result of increases in shipments for our raw materials division headquartered in the U.S. and our operations in Asia, coupled with increased average margins for our steel trading division headquartered in the U.S. and our operations in Europe. However, shipments for our steel trading division headquartered in the U.S. and our operations in Europe declined due to continued global steel overcapacity and weak oil and gas tubular demand. In addition, during the fourth quarter of fiscal 2016, we made the decision for an orderly exit of our steel trading operation in Cardiff, Wales, UK, and this segment recorded an expense of approximately $2.2 million associated with this action.

Fiscal 2016 Full Year Review
Net earnings attributable to CMC for fiscal 2016 were $54.8 million, or $0.47 per diluted share. For the year ended August 31, 2016, net cash flow from operating activities was $586.9 million, earnings from continuing operations were $72.5 million and adjusted EBITDA from continuing operations was $314.4 million. As of August 31, 2016, cash and cash equivalents totaled $517.5 million, an increase of 7% from the end of our 2015 fiscal year.

Pursuant to our share repurchase program that was approved in October 2014, during fiscal 2016, we purchased approximately 2.3 million shares of our common stock for $30.6 million.

Loss from discontinued operations for fiscal year 2016 was $17.8 million, which primarily consisted of losses related to our Australian steel distribution business.
Outlook
Mr. Alvarado concluded, "Forward looking indicators we track point toward modest strength in the demand for our products, with a slow start to the fiscal year. One of our primary end use markets in the U.S. is non-residential construction, where spending was up 4% year over year in August. Additionally, the Architectural Billings Index for the southern U.S., an important geography for CMC, has steadily improved over the last several months. However, we continue to believe our operations will face pressure in volumes, pricing and margins due to high steel import activity into the U.S. and the strong U.S. dollar. We believe the increased import activity is a result of unfair trading practices by certain foreign producers which we are actively challenging through international trade cases. While global economies appear to be stabilizing, we see few indications of significant improvements in international steel markets due to overcapacity. As an organization we remain focused on navigating through these market challenges while staying committed to our long-term strategy. In the near term we will manage the items within our control, namely: controlling costs; prudent allocation of long-term capital and working capital; and cost savings through supply chain optimization.

(CMC Year End 2016 - Page 4)

"Historically, our first quarter has been a seasonally slower period as the construction season winds down before the onset of the winter months. We believe our Americas Mills and International Mill operations will remain stable, partially offset by margin compression in our Americas Fabrication business."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2016 conference call today, Thursday, October 27, 2016, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, Barbara Smith, COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to economic conditions, U.S. construction activity, demand for finished steel products, the effects of global steel overcapacity and international trade, a strong U.S. dollar and CMC's operating plans and segment results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts;

(CMC Year End 2016 - Page 5)

financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in security data; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC Year End 2016 - Page 6)

COMMERCIAL METALS COMPANY OPERATING STATISTICS BY BUSINESS SEGMENT (UNAUDITED)

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(short tons in thousands)	08/31/16	08/31/15	08/31/16	08/31/15	11/30/15	02/29/16	05/31/16
Americas Recycling
Ferrous tons shipped	423	417	1,614	1,778	389	379	423
Non-ferrous tons shipped	52	55	201	225	52	48	49
Americas Recycling tons shipped	475	472	1,815	2,003	441	427	472

Americas Steel Mills
Rebar shipments	411	435	1,631	1,644	394	364	462
Merchant and other shipments	247	250	999	1,043	246	244	262
Total Americas Steel Mills tons shipped	658	685	2,630	2,687	640	608	724

Average FOB selling price (total sales)	$531	$592	$524	$637	$556	$510	$501
Average cost ferrous scrap utilized	$234	$244	$207	$282	$198	$179	$213
Americas Steel Mills metal margin	$297	$348	$317	$355	$358	$331	$288

International Mill
Tons shipped	341	328	1,254	1,226	278	282	353
Average FOB selling price (total sales)	$409	$444	$391	$480	$408	$363	$378
Average cost ferrous scrap utilized	$211	$252	$195	$274	$207	$178	$187
International Mill metal margin	$198	$192	$196	$206	$201	$185	$191

Americas Fabrication
Rebar shipments	284	294	1,028	1,026	249	225	270
Structural and post shipments	30	32	127	135	28	29	40
Total Americas Fabrication tons shipped	314	326	1,155	1,161	277	254	310
Americas Fabrication average selling price (excluding stock and buyout sales)	$805	$905	$841	$943	$889	$842	$827

(CMC Year End 2016 - Page 7)

COMMERCIAL METALS COMPANY FINANCIAL STATISTICS BY BUSINESS SEGMENT (UNAUDITED)

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(in thousands)	08/31/16	08/31/15	08/31/16	08/31/15	11/30/15	02/29/16	05/31/16
Net sales
Americas Recycling	$195,724	$222,387	$705,754	$1,022,621	$179,207	$148,346	$182,477
Americas Mills	381,406	441,295	1,498,848	1,841,812	384,532	336,429	396,481
Americas Fabrication	385,917	449,445	1,489,455	1,624,238	382,314	336,144	385,080
International Mill	147,842	153,855	517,186	626,251	120,448	107,458	141,438
International Marketing and Distribution	310,079	376,329	1,189,596	1,897,617	283,037	276,876	319,604
Corporate	2,973	(3,298)	7,082	852	2,391	(2,867)	4,585
Eliminations	(215,361)	(228,517)	(797,395)	(1,024,786)	(197,070)	(182,689)	(202,275)
Total net sales	$1,208,580	$1,411,496	$4,610,526	$5,988,605	$1,154,859	$1,019,697	$1,227,390

Adjusted operating profit (loss)
Americas Recycling	$(45,113)	$(13,897)	$(61,284)	$(29,157)	$(6,548)	$(7,645)	$(1,978)
Americas Mills	45,012	60,069	209,751	255,507	59,064	50,699	54,976
Americas Fabrication	9,638	18,654	68,602	22,424	21,345	14,825	22,794
International Mill	18,703	6,367	28,892	17,555	2,771	1,951	5,467
International Marketing and Distribution	(3,517)	(14,293)	(7,087)	35,376	(2,169)	(2,293)	892
Corporate	(25,670)	(22,319)	(95,085)	(77,832)	(18,072)	(28,801)	(22,542)
Eliminations	3,086	3,657	5,319	1,409	(330)	1,232	1,331
Adjusted operating profit from continuing operations	2,139	38,238	149,108	225,282	56,061	29,968	60,940
Adjusted operating profit (loss) from discontinued operations	(1,122)	257	(17,798)	(18,923)	(522)	(405)	(15,749)
Adjusted operating profit	$1,017	$38,495	$131,310	$206,359	$55,539	$29,563	$45,191

(CMC Year End 2016 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	08/31/16	08/31/15	08/31/16	08/31/15
Net sales	$1,208,580	$1,411,496	$4,610,526	$5,988,605
Costs and expenses:
Cost of goods sold	1,040,485	1,253,793	3,974,513	5,311,756
Selling, general and administrative expenses	126,417	109,943	437,084	443,275
Impairment of assets	40,028	9,839	40,028	9,839
Interest expense	12,565	18,932	62,231	77,760
Loss on debt extinguishment	—	—	11,480	—
	1,219,495	1,392,507	4,525,336	5,842,630
Earnings (loss) from continuing operations before income taxes	(10,915)	18,989	85,190	145,975
Income taxes (benefit)	(11,865)	6,744	12,647	46,844
Earnings from continuing operations	950	12,245	72,543	99,131

Earnings (loss) from discontinued operations before income taxes	(1,146)	117	(17,949)	(20,124)
Income taxes (benefit)	(65)	9	(168)	(436)
Earnings (loss) from discontinued operations	(1,081)	108	(17,781)	(19,688)

Net earnings (loss)	(131)	12,353	54,762	79,443
Less net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to CMC	$(131)	$12,353	$54,762	$79,443

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.01	$0.11	$0.63	$0.85
Loss from discontinued operations	(0.01)	—	(0.15)	(0.17)
Net earnings	$—	$0.11	$0.48	$0.68

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.01	$0.11	$0.62	$0.84
Loss from discontinued operations	(0.01)	—	(0.15)	(0.17)
Net earnings	$—	$0.11	$0.47	$0.67

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	114,728,278	115,695,791	115,211,490	116,527,265
Average diluted shares outstanding	114,728,278	117,244,463	116,623,826	117,949,898

(CMC Year End 2016 - Page 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2016	August 31, 2015
Assets
Current assets:
Cash and cash equivalents	$517,544	$485,323
Accounts receivable, net	765,784	900,619
Inventories, net	652,754	880,484
Other current assets	112,043	93,643
Current deferred tax assets	—	3,310
Assets of businesses held for sale	—	17,008
Total current assets	2,048,125	2,380,387
Net property, plant and equipment	895,049	883,650
Goodwill	66,373	66,383
Other assets	121,322	109,531
Total assets	$3,130,869	$3,439,951
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$243,532	$260,984
Accounts payable-documentary letters of credit	5	41,473
Accrued expenses and other payables	264,112	290,677
Current maturities of long-term debt	313,469	10,110
Notes payable	—	20,090
Liabilities of businesses held for sale	—	5,276
Total current liabilities	821,118	628,610
Deferred income taxes	63,021	55,803
Other long-term liabilities	121,351	101,919
Long-term debt	757,948	1,272,245
Total liabilities	1,763,438	2,058,577
Stockholders' equity attributable to CMC	1,367,272	1,381,225
Stockholders' equity attributable to noncontrolling interests	159	149
Total equity	1,367,431	1,381,374
Total liabilities and stockholders' equity	$3,130,869	$3,439,951

(CMC Year End 2016 - Page 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended August 31,
(in thousands)	2016	2015
Cash flows from (used by) operating activities:
Net earnings	$54,762	$79,443
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	126,940	132,779
Provision for losses on receivables, net	6,878	3,481
Share-based compensation	26,335	23,484
Amortization of interest rate swaps termination gain	(7,597)	(7,597)
Loss on debt extinguishment	11,480	—
Deferred income taxes	(3,889)	(13,071)
Tax expense from stock plans	1,697	1,213
Net gain on sale of a subsidiary, cost method investment and other	(2,591)	(8,489)
Write-down of inventory	15,555	37,652
Asset impairments	55,793	14,610
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	142,510	206,633
Advance payments on sale of accounts receivable programs, net	(19,472)	(117,753)
Inventories	209,555	127,583
Accounts payable, accrued expenses and other payables	(43,577)	(180,517)
Changes in other operating assets and liabilities	12,486	14,010
Net cash flows from operating activities	586,865	313,461

Cash flows from (used by) investing activities:
Capital expenditures	(163,332)	(119,580)
Increase in restricted cash	(21,777)	—
Proceeds from the sale of subsidiaries	4,349	27,831
Proceeds from the sale of property, plant and equipment and other	5,113	14,925
Net cash flows used by investing activities	(175,647)	(76,824)

Cash flows from (used by) financing activities:
Repayments on long-term debt	(211,394)	(11,335)
Decrease in documentary letters of credit, net	(41,468)	(80,482)
Cash dividends	(55,342)	(55,945)
Treasury stock acquired	(30,595)	(41,806)
Short-term borrowings, net change	(20,090)	7,802
Debt issuance and extinguishment costs	(11,127)	—
Stock issued under incentive and purchase plans, net of forfeitures	(6,034)	(1,492)
Tax expense from stock plans	(1,697)	(1,213)
Decrease in restricted cash	1	3,742
Contribution from noncontrolling interests	29	38
Net cash flows used by financing activities	(377,717)	(180,691)
Effect of exchange rate changes on cash	(1,280)	(5,548)
Increase in cash and cash equivalents	32,221	50,398
Cash and cash equivalents at beginning of year	485,323	434,925
Cash and cash equivalents at end of year	$517,544	$485,323

(CMC Year End 2016 - Page 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, as determined by GAAP. Management uses adjusted operating profit from continuing operations to evaluate the financial performance of CMC. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(in thousands)	08/31/16	08/31/15	08/31/16	08/31/15	11/30/15	02/29/16	05/31/16
Earnings from continuing operations	$950	$12,245	$72,543	$99,131	$25,633	$10,849	$35,111
Income taxes (benefit)	(11,865)	6,744	12,647	46,844	11,772	2,064	10,676
Interest expense	12,565	18,932	62,231	77,760	18,304	16,625	14,737
Discounts on sales of accounts receivable	489	317	1,687	1,547	352	430	416
Adjusted operating profit from continuing operations	$2,139	$38,238	$149,108	$225,282	$56,061	$29,968	$60,940

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset impairment charges, which are also non-cash. There were no net earnings attributable to noncontrolling interests during the fiscal years ended August 31, 2016 and 2015, and the interim reporting periods therein. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended		Three Months Ended
(in thousands)	08/31/16	08/31/15	08/31/16	08/31/15	11/30/15	02/29/16	05/31/16
Earnings from continuing operations	$950	$12,245	$72,543	$99,131	$25,633	$10,849	$35,111
Interest expense	12,565	18,932	62,231	77,760	18,304	16,625	14,737
Income taxes (benefit)	(11,865)	6,744	12,647	46,844	11,772	2,064	10,676
Depreciation and amortization	31,516	32,950	126,940	132,503	31,991	31,550	31,883
Impairment charges	39,952	9,651	40,028	9,839	—	—	76
Adjusted EBITDA from continuing operations	$73,118	$80,522	$314,389	$366,077	$87,700	$61,088	$92,483

(CMC Year End 2016 - Page 12)

Total liquidity is a non-GAAP financial measure and is the sum of the Company's cash and cash equivalents and availability under its revolving credit facility, U.S. and international accounts receivables sales facilities and its uncommitted bank lines of credit. The table below reflects the Company's cash and cash equivalents, credit facilities and availability to liquidity.

	August 31, 2016
(in thousands)	Total Facility	Availability
Cash and cash equivalents	$517,544	$517,544
Revolving credit facility	350,000	346,987
U.S. receivables sale facility	200,000	127,975
International accounts receivable sales facilities	81,250	66,927
Bank credit facilities — uncommitted	44,785	43,316
Total liquidity	$1,193,579	$1,102,749

Media Contact:
Susan Gerber
214.689.4300